EX-3.1b        Copy of Certificate of Amendment to Restated
               Certificate of Incorporation filed on June 10,
               1997.


               CERTIFICATE OF AMENDMENT
        OF THE CERTIFICATE OF INCORPORATION OF
         THE WELLCARE MANAGEMENT GROUP, INC.


(Under Section 805 of the Business Corporation Law)

   The WellCare Management Group, Inc., a corporation (the
"Corporation") organized and existing under the Business
Corporation Law, hereby certifies as follows:

               1.   The name of the Corporation is The
WellCare Management Group, Inc. The Corporation was formed under the name Ullmann and Castellon, Inc.

               2.   The Certificate of Incorporation of the
Corporation was filed with the Department of State of the State of New York on August 25, 1983.

               3.   The purpose of this Certificate of
Amendment is to (i) delete subparagraphs (b) and (c) of Article VII of the Corporation's Certificate of Incorporation relating to the classification of the terms of office of the Board of Directors into three classes, Class I, Class II and Class III,
(ii) add a new subparagraph (b) of Article VII of the Corporation's Certificate of Incorporation relating to the election of directors until the next Annual Meeting of Shareholders and (iii) delete the reference to "any class of directors" set forth in subparagraph (d) of Article VII of the Corporation's Certificate of Incorporation and to reletter such subparagraph as subparagraph (c).

               4.   Article VII of the Corporation's
Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                     ARTICLE VII

                  BOARD OF DIRECTORS

                    (a)  The number of directors of the
Corporation constituting the entire Board of Directors shall be not less than three or more than fifteen. The board of Directors shall determine from time to time the number of directors who shall constitute the entire Board of Directors. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office. Directors need not be shareholders of the Corporation.

                    (b)  At each Annual Meeting of
Shareholders, directors of the Corporation shall be elected to hold office until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified.

                    (c)  The directors of the Corporation may
not be removed prior to the expiration date of their terms of office except for cause and by action of the Board of Directors or by vote of the shareholders at the Annual Meeting of Shareholders or at any Special Meeting of Shareholders called by the Board of Directors or by the Chairman of the Board or by the President for this purpose."

               5.   The amendments to the Certificate of
Incorporation of the corporation herein provided was authorized by the Board of Directors followed by the authorization by the affirmative vote of a majority of the total votes of the outstanding shares of Common Stock and Class A Common Stock voting as one class. Pursuant to Article IV, Section 2(b) of the Certificate of Incorporation, with respect to voting on the forgoing amendment, each holder of record of Common Stock entitled to vote thereon was entitled to one vote per share and each holder of record of Class A Common Stock entitled to vote thereon was entitled to ten votes per share.

               IN WITNESS WHEREOF, the undersigned have subscribed this document on the date set forth below and do hereby affirm, under penalties of perjury, that the statements contained therein have been examined by them and are true and correct.

Dated:   June 10, 1997



/s/ Joseph R. Papa
Joseph R. Papa
President and Chief Operating Officer




/s/ Howard B. Lorch
Howard B. Lorch
Secretary